Exhibit 99.1

Oruka Therapeutics Announces Closing of Merger with ARCA biopharma and Previously Announced Private Placement of $275 Million

Oruka is advancing a pipeline of potentially best-in-class biologics that aim to offer greater freedom from disease to people with plaque psoriasis and other associated conditions

Company on track to advance co-lead programs, ORKA-001 and ORKA-002, into the clinic and show initial pharmacokinetic data for
ORKA-001 next year

Samarth Kulkarni, PhD, appointed Chairman of Oruka’s Board of Directors

Shares to trade on Nasdaq under the ticker symbol “ORKA” commencing today, September 3, 2024

MENLO PARK, Calif. -- (GLOBE NEWSWIRE) -- Oruka Therapeutics, Inc. (“Oruka”) (Nasdaq: ORKA), a biotechnology company developing novel biologics designed to set a new standard for the treatment of chronic skin diseases, including plaque psoriasis, today announced the completion of its previously announced merger with ARCA biopharma, Inc. The combined company will operate under the name Oruka Therapeutics, Inc., and its shares are expected to begin trading on the Nasdaq Global Market today, September 3, 2024, under the ticker symbol “ORKA”. In addition, Oruka announced the appointment of Samarth Kulkarni, PhD, current Chairman and CEO of CRISPR Therapeutics, as Chairman of Oruka’s Board of Directors.

Concurrent with the merger, Oruka completed a previously announced $275 million private placement with a syndicate of new and existing investors including Fairmount, Venrock Healthcare Capital Partners, RTW Investments, Access Biotechnology, Commodore Capital, Deep Track Capital, Perceptive Advisors, Blackstone Multi-Asset Investing, Avidity Partners, Great Point Partners LLC, Paradigm BioCapital, Braidwell LP and Redmile Group, along with multiple large investment management firms. Following the merger, private placement, and reverse stock split, there are approximately 46.3 million shares of the combined company’s common stock and common stock equivalents outstanding, including shares of common stock underlying pre-funded warrants and Series B non-voting convertible preferred stock, and excluding employee and director equity.

“We have made tremendous progress since our founding in February of this year. We have assembled a top-tier team that has executed effectively to both close this transaction and advance our co-lead programs toward human trials,” said Lawrence Klein, PhD, Chief Executive Officer of Oruka. “Our drug candidates are designed to potentially offer both improved dosing regimens and greater clinical activity compared to the current standard of care for patients with psoriasis and related conditions.”

“Oruka’s product candidates have incredible potential to change the landscape of treatment for multiple diseases,” commented Samarth Kulkarni, PhD. “I am very impressed with the work the team has completed to date and believe they are well positioned to deliver on the immense promise of their programs moving forward.”

ORKA-001 is a novel, subcutaneously (SQ) administered, half-life extended monoclonal antibody targeting IL-23p19. Inhibitors of IL-23p19 have become the preferred first-line therapy for patients with moderate-to-severe plaque psoriasis given their strong efficacy and safety profile. Currently approved therapies are dosed four to six times per year and deliver PASI 100, or fully clear skin, for less than half of patients after four months. ORKA-001 has the potential to be dosed just once or twice a year and is designed to achieve higher exposures than currently marketed IL-23p19 antibodies, which could lead to higher rates of disease clearance.

ORKA-002 is a novel, SQ administered, half-life extended monoclonal antibody targeting IL-17A/F. Dual inhibition of IL-17A and F has resulted in high PASI 100 rates in psoriasis and is ideally suited to patients with concurrent psoriatic arthritis (PsA) or recalcitrant skin disease. IL-17A/F inhibition has also shown promising efficacy in other diseases such as hidradenitis suppurativa (HS) and axial spondyloarthritis (axSpA). ORKA-002 is designed to provide patients an option with substantially less frequent dosing, while offering similar levels of disease clearance compared to currently marketed agents.

About Oruka Therapeutics

Oruka Therapeutics is developing novel biologics designed to set a new standard for the treatment of chronic skin diseases. Oruka’s mission is to offer patients suffering from chronic skin diseases like plaque psoriasis the greatest possible freedom from their condition by achieving high rates of complete disease clearance with dosing as infrequently as once or twice per year. Oruka is advancing a proprietary portfolio of potentially best-in-class antibodies that were engineered by Paragon Therapeutics and target the core mechanisms underlying plaque psoriasis and other dermatologic and inflammatory diseases. For more information, visit www.orukatx.com and follow Oruka on LinkedIn.

Forward-Looking Statements

Certain statements in this press release, other than purely historical information, may constitute “forward-looking statements” within the meaning of the federal securities laws, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements relating to Oruka’s expectations, hopes, beliefs, intentions or strategies regarding the future of its pipeline and business including, without limitation, Oruka’s ability to achieve the expected benefits or opportunities with respect to ORKA-001 and ORKA-002, including the expected timelines for first in human dosing and interim data from such trials, the ultimate profile of products from each program and the potential of ORKA-001 and ORKA-002 to become best-in-class drugs. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Oruka will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Oruka’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those uncertainties and factors described under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Oruka’s most recent filings with the SEC (including its S-4 Registration Statement). Should one or more of these risks or uncertainties materialize, or should any of Oruka’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth therein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Oruka does not undertake or accept any duty to make any updates or revisions to any forward-looking statements.

Investor Contact:

Alan Lada
(650)-606-7911
alan.lada@orukatx.com

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